Exhibit 99.1

SDCL EDGE Acquisition Corp. Announces Redemption of Class A Ordinary Shares

NEW YORK—November 1, 2024—SDCL EDGE Acquisition Corporation (the “Company”) announced today that due to the Company not consummating an initial business combination within the time period required by its amended and restated memorandum and articles of association (the “Charter”), the Board of Directors of the Company has elected to dissolve and liquidate the Company in accordance with the provisions of its Charter.

As stated in the Charter, if the Company does not consummate a Business Combination by (i) August 2, 2024 or (ii) November 2, 2024, in the event that the Directors resolve by resolutions of the board of Directors, to extend the amount of time to complete a Business Combination for up to three (3) times for an additional one (1) month each time after August 2, 2024, or such later time as the Members may approve in accordance with the Articles, the Company shall: (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Class A shares issued as part of the units issued in the initial public offering (“Public Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Company’s trust account (the “Trust Account”) held with Continental Stock Transfer & Trust Company (“Continental”), including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law.

Net of taxes and dissolution expenses, the per-share redemption price for the Public Shares is expected to be approximately $11.31 (the “Redemption Amount”) based upon the amount held in the trust account as of September 30, 2024, which was approximately $58,688,796.

The Company anticipates that the Public Shares, as well as the Company’s publicly traded units, will cease trading as of the close of business on November 1, 2024. After November 1, 2024, the Company shall cease all operations except for those required to redeem the Public Shares and wind up the Company’s business. The redemption of the Public Shares is expected to be completed within ten business days after November 2, 2024, by November 18, 2024 (the “Expected Redemption Date”). As of the Expected Redemption Date, the Public Shares will be deemed cancelled and will represent only the right to receive the Redemption Amount.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless. The Company’s initial shareholders waived their redemption rights with respect to the outstanding Class B ordinary shares issued prior to the Company’s initial public offering.

In order to provide for the disbursement of funds from the Trust Account, the Company will instruct Continental to take all necessary actions to liquidate the Trust Account. Registered holders may redeem their shares for their pro rata portion of the proceeds of the Trust Account upon presentation of their respective share or unit certificates or other delivery of their shares or units to Continental, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the Redemption Amount.

The Company expects that The New York Stock Exchange will file a Form 25 with the U.S. Securities and Exchange Commission (the “SEC”) to delist its securities. The Company thereafter expects to file a Form 15 with the SEC to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

About SDCL EDGE Acquisition Corp.

SEDA is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. We have not selected any business combination target and therefore in accordance with our Charter, we will proceed with the dissolution and liquidation of the Company. For more information above SEDA, please visit https://www.sdcledge.com. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Investor and Media Contacts

Ned Davis
Chief Financial Officer
SDCL EDGE Acquisition Corporation
(917) 941-8334
ned.davis@sdclgroup.com

Francesca Lorenzini
Investor Relations Director
SDCL EDGE Acquisition Corporation
(512) 632-0292
francesca.lorenzini@sdclgroup.com

Financial Profiles, Inc.
Moira Conlon
mconlon@finprofiles.com
(310) 622-8220
Kelly McAndrew
(310) 622-8239
kmcandrew@finprofiles.com

Forward-Looking Statements

Certain statements contained in this press release and certain materials the Company files with the SEC, as well as information included in oral statements or other written statements made or to be made by the Company, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements speak only as of the date of this press release. These forward-looking statements are based on management’s current expectations, assumptions and beliefs regarding future events and are based on currently available information as to the outcome and timing of future events, certain of which are beyond the Company’s control, and actual results may differ materially depending on a variety of important factors. These factors include, but are not limited to, a variety of risk factors affecting the Company’s business and prospects disclosed in the Company’s annual, quarterly reports and subsequent reports filed with the SEC, as amended from time to time. Any or all of these occurrences could cause actual results to differ from those in the forward-looking statements, and the Company does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.